Exhibit 10.17

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of the 26th day of March, 2014 (the "Grant Date") by and between Heska Corporation (the "Company"), and Kevin S. Wilson (the "Executive"), in connection with the execution of an Employment Agreement dated on or about the same date between the Company and Executive (the "Employment Agreement").

In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:

SECTION 1.   GRANT OF STOCK.

1.1   Precedence of Plan.  This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation 1997 Stock Incentive Plan (the "Plan"), as now or hereinafter in effect.  Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

1.2   Grant of Stock.  The Company hereby grants to Executive an aggregate of 110,000 shares of Restricted Stock (the "Shares"), subject to vesting as provided in Section 2.

SECTION 2.   UNVESTED SHARES SUBJECT TO FORFEITURE.

2.1   Shares Subject to Forfeiture.  The Shares are subject to time-based vesting requirements.

a.   The Shares will vest as follows: (a) 27,500 Shares will vest on the six-month anniversary of the Grant Date; and (b) 27,500 additional Shares will vest on each succeeding anniversary of the Grant Date, up to and including the third anniversary of the grant date.

b.   In the event that Executive's employment with the Company is terminated prior to vesting, Executive will forfeit all right to Shares that have not yet vested.

c.   Notwithstanding the previous paragraph (b), if Executive is terminated by the Company without Cause or voluntarily with Good Reason, and such termination is In Connection with a Change of Control, a portion of any Shares that would otherwise have vested on the vesting date next following such termination if such termination had not occurred will vest as follows:  27,500 Shares, multiplied by a fraction, the numerator of which is the number of days elapsed prior to such termination in the vesting period ending on such vesting date, and the denominator of which is the total number of days in such vesting period.

d.   For purposes of this Agreement, the following definitions will apply:

i.   "Cause" means the occurrence of one or more of the following: (i) conviction of, or entry of a plea of nolo contendere to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on the Company to be detrimental to the Company's image or interests, or any act of fraud or dishonesty that has such negative reflection upon the Company; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive's duties; (iii) possession of any illegal drug on Company premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Company business, attending Company-sponsored functions, or on the Company premises; (iv) the gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive's unfitness to serve; (v) material breach of Executive's obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to the Company, which results in material damage to the Company or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive's employment for Cause.

ii.   "Change of Control" means (i) a sale of all or substantially all of the Company's assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

iii.   "Good Reason" means the occurrence of any of the following without Executive's express written consent:

(1)   Executive's authority with the Company is, or Executive's duties or responsibilities as Chief Executive Officer and President are, materially diminished relative to Executive's authority, duties, and responsibilities as in effect immediately prior to such change;

(2)   a material diminution in Executive's Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of the Company by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;

(3)   a material change in the geographic location of Executive's principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive's commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive's home in the Beaver Creek, Colorado area;

(4)   any material breach by the Company of any provision of the Employment Agreement; and

(5)   any acquiring company fails to assume or be bound by the terms of the Employment Agreement In Connection with a Change of Control.

The aforementioned occurrences shall not be deemed Good Reason unless Executive gives the Company written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice.  An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.

Failure of the Company's stockholders to approve the issuance of the stock described as the "Conditional Grant" in the Employment Agreement shall not be deemed to constitute termination for Good Reason.

iv.   "In Connection with a Change of Control" means that Executive's employment is terminated without Cause or for Good Reason during the period beginning three months prior to a Change of Control and ending eighteen months following a Change of Control.

2.2   Restriction on Transfer.  Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

SECTION 3.   STOCKHOLDER RIGHTS

3.1   Stock Register and Certificates.  The Shares will be recorded in the stock register of the Company in the name of Executive.  If applicable, a stock certificate or certificates representing the Shares will be registered in the name of Executive, but such certificates shall remain in the custody of the Company.  Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached below as Attachment 1, endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.

3.2   Exercise of Stockholder Rights.  Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any), to receive and retain all regular cash dividends and such other distributions, as the Board of Directors of the Company may, in its discretion, designate, pay or distribute on such Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Shares, except as set forth in this Agreement and the Plan.

3.3   Legends.  Certificates, if any, representing the Shares will contain the following or other legends in the Company's discretion:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

SECTION 4.      RESPONSIBILITY FOR TAXES.

4.1   Section 83(b) Election.  Executive may complete and file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement.  Executive shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of fair market value if the election is made pursuant to Code Section 83(b).

4.2   Withholding.  In accordance with Section 12 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law.  The Company in its discretion may permit Executive to satisfy all or part of his withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to him on vesting.

SECTION 5.   MISCELLANEOUS.

5.1   Not an Employment Contract.  This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive's service in any capacity.

5.2   Effect on Employee Benefits.  Executive agrees that the Award will constitute special incentive compensation that will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

5.3   Further Assurances.  The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.4   Entire Agreement.  This Agreement, including any exhibits, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties.

5.5   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents to be wholly performed within the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HESKA CORPORATION
EXECUTIVE                                                                                                  a Delaware corporation

/s/ Kevin S. Wilson                       By:   /s/ Jason Napolitano
                              Title:   Chief Financial Officer
Address Box 4605
Edward, CO 81632

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, _____________________, hereby sell, assign and transfer unto                                                                               (_______________) shares of the Common Stock of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No. ________ herewith and do hereby irrevocably constitute and appoint                          to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated:  _____________ 20__.
Signature:  /s/ Kevin S Wilson

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 2014.

Instruction:	Please do not fill in any blanks other than the signature line.